Exhibit 99.1

Comtech Group, Inc. Reports 2007 First Quarter Results

•	Q1 Net Revenue: USD 44.6 million (a year-on-year increase of 32%)
•	Q1 Net Income: USD 3.7 million GAAP; USD 5.1 million non-GAAP (a year-on-year increase of 44%)
•	Q1 Earnings Per Share Diluted: USD 0.11 GAAP; USD 0.15 non-GAAP (a year-on-year increase of 36%)
•	Increasing 2007 annual guidance: increasing revenue guidance to USD 215-218 million; increase Non-GAAP EPS Diluted to 0.68

SHENZHEN, China, May 10, 2007—Comtech Group, Inc. (NASDAQ: COGO), a China-based provider of customized module design solutions as well as engineering and technology services to domestic and international technology companies, announced financial results for its first quarter ended March 31, 2007. The company reported record quarterly revenue of USD 44.6 million, up 31.5% over last year’s revenue of USD 33.9 million, with growth in all of the company’s end markets - telecommunications equipment, mobile handset and digital media—which Comtech believes are among the fastest growing markets in China.

Net income for the first quarter of 2007 was USD 3.7 million, up 12.9% from USD 3.3 million during the same period last year and non-GAAP net income was up 43.7%. Earnings per share diluted on a U.S. GAAP basis was USD 0.11, and non-GAAP EPS Diluted was USD 0.15, up 36.4% from USD 0.11 per diluted share in the first quarter of 2006.

Key Financial Indicators
(all numbers in USD thousands, except per-share amounts)
	Q1 2007	Q1 2006	Percent Change
Consolidated Revenue	$44,560	$33,895	31.5%
Cost of Revenue	$36,038	$27,405	31.5%
Gross Profit	$8,522	$6,490	31.3%
Net Operating Expenses	$4,495	$2,298	95.6%
Income from Operations	$4,027	$4,192	-3.9%
Net Income	$3,693	$3,271	12.9%
EPS Diluted	$0.11	$0.10	10.0%
Non-GAAP EPS Diluted	$0.15	$0.11	36.4%

(1)	The US dollar amounts are calculated based on the conversion rate of USD 1 to RMB 7.7232 as of March 31, 2007 and USD 1 to RMB 8.0167 as of March 31, 2006.
(2)	Non-GAAP net income excludes share-based compensation expenses, and acquisition related costs including amortization of purchased intangible assets.
(3)
Included in the Q1 2007 GAAP net income was an amount of USD 1.2 million for stock-based compensation expenses to reflect the adoption of Statement of Financial Accounting Standards of No.123 (revised 2004), and Stock-Based Payment (“SFAS 123R”) effective January 1, 2006, as well as an amount of USD 230 thousand for amortization of purchased intangible assets.  Non-GAAP net income was USD 5.1 million or a USD 0.15 per diluted share in Q1 2007.

First quarter and recent development highlights include:
•	Comtech Bluetooth solutions selected to support the roll-out of Alcatel and TCL’s multimedia handsets—targeting domestic and global markets
•	USD 10 million agreement with ZTE to provide optical module solutions for its nationwide networks
•	Module design solutions chosen to support ZTE's Vodafone Handset Project
•	Digital media business revenue increased 82.1% over Q1 2006
Public offering raised approximately USD 84 million in proceeds by selling 5.06 million primary shares.

Jeffrey Kang, Comtech’s chairman, president and CEO, remarked, “Our business experienced robust growth in all our targeted end markets over the first quarter, including telecommunication equipment, mobile handset and, in particular, digital media, which posted a year-on-year increase of 82.1%. We have strengthened our commitment to developing our business in these markets, particularly in the digital media market, which we believe will continue to see high-speed growth as a result of the 2008 Beijing Olympics. We have obtained a series of new contracts in the first quarter, including the ZTE USD 10 million annual contract, which exemplify the visibility of our business in 2007.”

Mr. Kang went on to say “In addition to growing our existing business, we are actively expanding Comtech’s business into new areas, such as auto electronics, medical equipment and surveillance. We have recently completed a secondary offering which greatly enhances our financial resources to pursue acquisition opportunities—helping us expand into new areas and to accelerate our future growth.”

Financial Results

Revenue for the first quarter was USD 44.6 million, an increase of 31.5% compared to the USD 33.9 million reported for the first quarter of last year. The revenue breakdown is as follows: USD 17.9 million, or 40.1% of total sales for mobile handsets, representing a year-on-year increase of 19.3%; USD 14.2 million, or 31.9% of total sales, for telecommunications equipment, representing a year-on-year increase of 19.8%; and USD 11.1 million, or 24.9% of total sales for digital media products, representing a significant year-on-year increase of 82.1%. The company’s service business contributed USD 1.4 million in revenues for the first quarter and accounted for approximately 3.1% of total sales.

Cost of revenues, which includes the aggregate purchase of components from suppliers and the direct cost of services, was USD 36 million compared to USD 27.4 million, representing a year-on-year increase of 31.5%. Gross profit for the first quarter was USD 8.5 million, up 31.3% compared to USD 6.5 million during the first quarter of last year. The gross margin for the first quarter was 19.1%, which is similar to 19.2% reported during the first quarter of 2006; it increased slightly from the 18.8% figure reported during the fourth quarter of 2006.

Selling, general and administrative expenses for the quarter totaled USD 3.4 million, up 139.6%, compared to USD 1.4 million reported for the first quarter of last year. The increase was attributable to an increase in staff costs due to higher employee headcount, notably related to the engineering service which was launched in Q1 2006, as well as growth in stock-based compensation expenses, other sales related expenses to support our ongoing business, and costs associated with Sarbanes-Oxley 404 compliance. Research and development expenses increased by 25.1% to USD 1.1 million compared to USD 0.9 million in the first quarter of 2006. R&D expenses were mainly related to investment in developing new and higher margin products.

Income from operations was USD 4 million, which decreased a slight 3.9% as compared to USD 4.2 million for the first quarter of 2006. The operating margin for the first quarter was 9.0%, versus 12.4% for the previous year. Excluding the effects of stock based compensation and amortization of purchased intangible assets, the operating margin would have been 12.2%. The effective tax rate for the first quarter of 2007 was 9.3%, compared to 10.3% for the same period in 2006. Minority interest’s income share was USD 70 thousand million as compared to a share of income of USD 677 thousand over the same period in 2006 as a result of Comtech’s increased holdings in subsidiaries including Shanghai E&T, Huameng and Comloca.

Net income for the first quarter was USD 3.7 million, representing EPS Diluted of USD 0.11 on a U.S. GAAP basis compared to a net income of USD 3.3 million or EPS 0.10 in the first quarter of 2006. Non-GAAP net income excludes: share-based compensation expenses; acquisition related costs including amortization of purchased intangible assets. Included in the first quarter 2007 net income was an amount of USD 1.2 million for stock-based compensation expenses to reflect the adoption of SFAS 123R, as well as an amount of USD 230 thousand for amortization of purchased intangible assets. We had no one-time extraordinary gains or losses in Q1 2007. The weighted average number of shares used in the calculation of diluted EPS was USD 34.3 million compared to USD 33.3 million in the first quarter of 2006.

Balance Sheet

Comtech completed the quarter with USD 43.2 million in cash, slightly down from the USD 48.1 million held as of December 31, 2006. Additionally, Comtech maintained bank borrowings of USD 4.3 million. It continues to be in a strong financial position with a current ratio of 3.9 to 1. Shareholder’s equity increased by USD 5.5 million to USD 90.6 million since December 31, 2006.

Business Outlook

Management is pleased to announce an upward revision of its 2007 full year guidance to between USD 215 and USD 218 million in revenue from an earlier guidance of USD 210 to USD 215 million, and to USD 0.68 in non-GAAP EPS Diluted from an earlier guidance of USD 0.67 provided in March 2007.

“Our achievements in Q1 demonstrate promising growth for 2007. Most importantly, we are strongly committed to increasing shareholder value. Despite the increased number of shares in our recent public offering, we have increased our annual EPS guidance. Comtech’s track record best demonstrates our management’s continued commitment to delivering sustainable and solid growth,” commented Jeffrey Kang, chairman, president and CEO.

“As we continue to focus on expanding business development in our traditional markets, we expect to address new industry opportunities for future growth. We believe in Comtech’s pioneering products, services and technologies, and its ability to identify and penetrate new industries, and capitalize on these opportunities,” Mr. Kang concluded. “We believe that Comtech will provide significant returns for our shareholders, and look forward to continued revenue growth and profitability for the rest of 2007.”

Teleconference Information

Management will conduct a conference call to discuss its financial results for the first quarter at 16:30 EST on Thursday, May 10, 2007. Interested parties may dial toll-free at 1-800-322-9079 if dialing domestically, or 1-973-582-2717 if dialing internationally, and should dial in approximately 15 minutes prior to the start of the call. There will be a playback available until May 17, 2007. To listen to the playback, please call 1-877-519-4471 if calling within the United States or 1-973-341-3080 if calling internationally. Please use the pass code 8745079 for the replay.

This call is being web cast by ViaVid Broadcasting and can be accessed at Comtech's web site at www.comtech.com.cn or ViaVid's web site at http://viavid.net/dce.aspx?sid=00003E78. The web cast can be accessed until June 10, 2007 on either site.

To access the web cast, you will need to have the Windows Media Player on your computer. For a free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp .

About Comtech Group, Inc.:

Comtech Group, Inc. (NASDAQ: COGO) is a leading provider of customized module and subsystem design solutions in China. The Company believes it acts as a proxy to China's technology industry as it works with virtually all the major ODMs and OEMs in China. Comtech leverages these relationships and combines their IP to create designs that Comtech then sells to electronic manufacturers. These designs allow manufacturers to reduce their time to market for new products and ultimately increase sales. Comtech Group focuses on the mobile handset, telecom equipment and digital media end-markets for its customized design modules while also offering business and engineering services to its large telecom equipment vendor customers. Over the last eleven years, Comtech has grown its customer list to include more than 200 of the largest and most well known manufacturers across the mobile handset, telecom equipment and consumer markets in China, covering both multinational Chinese subsidiaries and Chinese domestic companies. For more information, visit www.comtech.com.cn.

For further information:

Hope Ni
Chief Financial Officer
hopeni@comtech.com.cn

Investor Relations

www.comtech.com.cn/investorinfo.html
communications@comtech.com.cn
H.K.:  +852 2730 1518
U.S.:  +1 (646) 291 8998
Fax:  +86 755 2674 3522

Safe Harbor Statement:

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our proposed discussions related to our business or growth strategy such as growth in digital media, growth in mobile handset business and cooperation with ZTE and TCL, as well as our potential acquisitions which are subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. For a further descriptions of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings, including our most recent S-1 Form and/or S-3. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

This release includes non-GAAP net income and non-GAAP net income per share data.

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Comtech believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Comtech's results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Comtech's results of operations in conjunction with the corresponding GAAP measures.

Comtech believes that the presentation of non-GAAP net income, non-GAAP net income per share data and shares used in non-GAAP net income per diluted share calculations, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations.

For its internal budgeting process, Comtech's management uses financial statements that do not include employee share-based compensation expenses and acquisition related costs including amortization of purchased intangible assets. Comtech's management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Comtech.

Tables Attached

COMTECH GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2007 AND DECEMBER 31, 2006
(in thousands, except shares and per share amounts)

	March 31, 2007	March 31, 2007	Dec 31, 2006
	$'000	RMB'000	RMB'000

Assets
Current assets:
Cash	43,199	333,635	375,147
Pledged bank deposits	7,150	55,219	55,416
Trade accounts receivable, net of allowance of doubtful accounts	40,859	315,563	278,589
Bills receivable	2,962	22,879	31,797
Prepaid expenses and other receivables	2,128	16,433	14,254
Inventories	12,414	95,877	71,959
Total current assets	108,712	839,606	827,162

Property and equipment, net	1,628	12,572	12,395
Intangible assets, net	2,299	17,752	19,528
Investment in an affiliated company	54	416	416
Goodwill	6,046	46,692	46,692
Other assets	117	905	905
Total Assets	118,856	917,943	907,098

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	17,375	134,188	114,217
Bank borrowings	4,254	32,857	30,272
Amount due to related parties	192	1,483	1,522
Income taxes payable	1,098	8,477	9,270
Accrued expenses and other liabilities	5,210	40,238	86,253
Total current liabilities	28,129	217,243	241,534

Minority interests	169	1,304	1,646

Stockholders' equity
Common stock	355	2,740	2,725
Additional paid-in capital	53,349	412,024	402,721
Retained earnings	39,415	304,411	275,890
Accumulated other comprehensive loss	(2,561)	(19,779)	(17,418)
Total stockholders' equity	90,558	699,396	663,918

Total liabilities and stockholders' equity	118,856	917,943	907,098

COMTECH GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE QUARTERS ENDING MARCH 31, 2007 AND 2006
(in thousands, except shares and per share amounts)

	Three Months Ended	Three Months Ended	Three Months Ended
	March 31, 2007	March 31, 2007	March 31, 2006
	$'000	RMB'000	RMB'000

Revenues	44,560	344,143	271,727
Cost of revenues	(36,038)	(278,329)	(219,694)
Gross profit	8,522	65,814	52,033
Selling, general and administrative expenses	(3,395)	(26,219)	(11,357)
Research and development expenses	(1,108)	(8,557)	(7,102)
Other operating income	8	60	40
Income from operations	4,027	31,098	33,614
Interest expense	(100)	(769)	(412)
Interest income	220	1,700	2,084
Income before income taxes and minority interests	4,147	32,029	35,286
Income taxes	(384)	(2,964)	(3,633)
Income before minority interests	3,763	29,065	31,653
Minority interests in income of consolidated subsidiaries	(70)	(544)	(5,428)
Net income	3,693	28,521	26,225

	$USD	RMB	RMB
Earnings per share
- Basic	0.11	0.86	0.83
- Diluted	0.11	0.83	0.79

Weighted average number of shares outstanding
- Basic	33,057,444	33,057,444	31,668,368
- Diluted	34,317,751	34,317,751	33,262,247